Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports Third Quarter Earnings
And Announces Cash Dividend for the Quarter Ended September 30, 2006

Naugatuck, CT, October 20, 2006. Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $414,000 for the quarter ended September 30, 2006 versus net income of $537,000 for the quarter ended September 30, 2005. In addition, for the nine month period ended September 30, 2006, the Company announced net income of $1.3 million compared to net income of $1.4 million for the nine months ended September 30, 2005. Earnings per share for the quarter and nine months ended September 30, 2006 were $.06 and $.18 respectively, compared to $.07 and $.19 for the quarter and nine months ended September 30, 2005.

Net interest income for the quarter ended September 30, 2006 totaled $2.84 million compared to $2.76 million for the quarter ended September 30, 2005, an increase of $82,000 or 3.0%. For the nine month period ended September 30, 2006, net interest income totaled $8.6 million compared to $8.1 million for the nine months ended September 30, 2005, an increase of $513,000 or 6.3%. The increase in net interest income in both periods was the result of an increase in the average balances of interest earning assets of 20.3% and 25.4% in the three and nine month periods respectively. The Company also experienced a 42 basis point increase in the average rate earned on these assets in the three month period and a 33 basis point increase in the nine month period over the 2005 rates. The increase in interest earning assets for the three and nine month periods is attributed primarily to an increase in the loan and investment portfolios. The average balance in the loan portfolio increased by 21.7% in the three month period and by 24.0% in the nine month period while the average balances in investments increased by 15.4% and 33.2% over the same periods. The increase in interest income was partially offset by an increase in interest expense. Interest expense increased by 82.2% in the three month period and by 98.7% in the nine month period due to rising rates on deposits and borrowings, along with increases in the average balances of deposits and borrowings.

Non-interest income was $522,000 for the quarter ended September 30, 2006 compared to $372,000 for the quarter ended September 30, 2005, an increase of 40.3%. For the nine months ended September 30, 2006, the increase was 32.5% to $1.4 million compared to $1.1 million for the period ended September 30, 2005. The increases in both the three and nine month periods were caused by an increase in fees for services of 62.9% in the three month period and 54.0% in the nine month period, primarily related to fees from checking accounts. The Company also experienced an increase in income earned from investments in Bank Owned Life Insurance of 57.1% and 56.2% over the same periods due to the purchase of additional policies in the fourth quarter of 2005. These increases were partially offset by decreases of 55.2% in the three month period and 48.3% in the nine month period in fees from investment advisory services.

Non-interest expense was $3.0 million for the quarter ended September 30, 2006 compared to $2.6 million for the quarter ended September 30, 2005. For the nine months ended September 30, 2006 non-interest expense was $8.5 million compared to $7.5 million for the nine months ended September 30, 2005. The increase in the three month period was primarily the result of an increase of $249,000 in compensation costs and an increase of $94,000 in advertising costs over the 2005 period, largely related to the three new branch offices in Waterbury, Southford and Cheshire which opened in the third quarter of 2006. The primary reason for the increase in the nine month period was the result of $753,000 increase in compensation costs related to additional lending and branch staff. In addition, both periods reflect increases in expenses related to the awards made under the equity incentive plan previously approved by shareholders. The Company also experienced an increase of $118,000 of office occupancy expenses in the nine month period over the 2005 period, primarily related to the opening of the three new branch offices. The Company continues to benefit from income exempt from income taxes including income from bank-owned life insurance and municipal securities, along with deferred tax benefits related to tax bad debt reserves.

Total assets were $405.0 million at September 30, 2006 compared at $355.3 million at December 31, 2005, an increase of $49.7 million or 14.0%. Total liabilities were $354.0 million at September 30, 2006 compared to $304.4 million at December 31, 2005, an increase of $49.6 million or 16.3%. Deposits at September 30, 2006 were $287.1 million, an increase of $46.2 million or 19.2% over December 31, 2005. Advances from the Federal Home Loan Bank of Boston increased from $57.1 million at December 31, 2005 to $63.7 million at September 30, 2006. The increases in deposits and borrowings were primarily used to fund growth in loans and investments and, to a lesser extent, fund disbursements from mortgage tax escrow accounts.

Total capital was $51.05 million at September 30, 2006 compared to $50.96 million at December 31, 2005, due to net income of $1.3 million for the nine month period, dividends of $467,000 paid to stockholders, stock repurchases of $1.2 million, a net decrease to the unrealized loss on available for sale securities of $49,000 and $403,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan. At September 30, 2006, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

In addition, on October 17, 2006, the Board of Directors of the Company declared a cash dividend for the quarter ended September 30, 2006, of $.05 per share to stockholders of record on November 6, 2006. Payment of the cash dividend will be made on or about December 1, 2006. Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, will waive receipt of the dividend.

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with eight other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.

Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	September 30,	December 31,
	2006	2005
	(Unaudited)
	(in thousands)
ASSETS
Cash and due from depository institutions	$9,900	$8,922
Investment in federal funds	4,086	29
Investment securities	70,630	63,049
Loans receivable, net	293,799	259,427
Deferred income taxes	1,414	1,331
Other assets	25,215	22,588

Total assets	$405,044	$355,346

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$287,054	$240,846
Advances from Federal Home Loan Bank of Boston	63,746	57,059
Other liabilities	3,197	6,477

Total liabilities	353,997	304,382

Total stockholders' equity	51,047	50,964

Total liabilities and stockholders' equity	$405,044	$355,346

SELECTED OPERATIONS DATA
	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)
	(Dollars in thousands)

Total interest income	$15,105	$11,363	$5,329	$4,124
Total interest expense	6,501	3,272	2,490	1,367
Net interest income	8,604	8,091	2,839	2,757

Provision for loan losses	130	32	-	-

Net interest income after provision for loan losses	8,474	8,059	2,839	2,757

Noninterest income	1,447	1,092	522	372
Noninterest expense	8,473	7,493	3,001	2,594

Income before provision
for income taxes	1,448	1,658	360	535
Provision for income taxes	150	299	(54)	(2)

Net Income	$1,298	$1,359	$414	$537

Earnings per common share - basic and diluted	$0.18	$0.19	$0.06	$0.07

SELECTED FINANCIAL RATIOS
	For the Three Months		For the Nine Months
SELECTED PERFORMANCE RATIOS: (1)	Ended September 30,		Ended September 30,
	2006	2005	2006	2005

Return on average assets	0.43%	0.67%	0.47%	0.61%
Return on average equity	3.19	4.08	3.33	3.47
Interest rate spread	3.02	3.56	3.17	3.77
Net interest margin	3.22	3.76	3.36	3.96
Efficiency ratio (2)	89.05	82.65	84.05	81.32

ASSET QUALITY RATIOS:	At September 30,	At December 31,
	2006	2005
	(Dollars in thousands)

Allowance for loan losses	$2,009	$1,878
Allowance for loan losses as a percent of total loans	0.68%	0.72%
Allowance for loan losses as a percent of
nonperforming loans	339.36	638.78
Net charge-offs to average loans
outstanding during the period	-	-
Nonperforming loans	$592	$294
Nonperforming loans as a percent of total loans	0.20	0.11
Nonperforming assets	$592	$341
Nonperforming assets as a percent of total assets	0.15	0.10
(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000